UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2008

RCM Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	1-10245 (Commission File Number)	95-1480559 (I.R.S. Employer Identification No.)
2500 McClellan Avenue, Suite 350
Pennsauken, NJ		08109-4613
(Address of Principal Executive Offices)		(Zip Code)

Registrant=s telephone number, including area code: (856) 486-1777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 2.06     Material Impairments.

On April 30, 2008, management of RCM Technologies, Inc. (the “Registrant”) concluded that the potential loss on a note receivable from a customer for which the Company has engaged in several significant projects will result in a material impairment.

In connection with the loss, the Registrant will take a charge during the first quarter of 2008, relating to the impairment of the note receivable from the customer, of approximately $6.1 million before estimated income tax benefit of $2.4 million, or $3.7 million net of the estimated income tax benefit. The loss will result in a reduction of earnings per share (diluted) for the three months ended March 29, 2008 of approximately $0.29 per share.

The Company does not expect at April 30, 2008, the impairment will result in any future cash expenditures by the Registrant.

On February 26, 2008, the Registrant had entered into a Repayment and Security Agreement with this customer, which was described on a Current Report on Form 8-K filed by the Registrant on March 4, 2008. Under this agreement, thecustomer was to have paidin fullitsobligations tothe Registrant over a period ending on July 1, 2011. The customer has failed to make certain interest payments to Registrant and the Registrant now expects the customer will default on its principal payment obligations. Under the repayment agreement and certain other agreements previously entered into with the customer, the Registrant also obtained asecurity interest in and lienuponthe collateral described in those agreements, and now expects that recovery of the collateral is uncertain. The Registrant also obtained certain unconditional guarantees and suretyunder those agreement and now expects uncertainties as to recovery from the guarantees.

     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCM TECHNOLOGIES, INC.

By: s//Stanton Remer_____

     Stanton Remer

     Chief Financial Officer, Treasurer and

     Secretary

Dated: May 1, 2008